Exhibit 5

Letterhead of Robinson & Cole LLP

April 7, 2005

FuelCell Energy, Inc.
3 Great Pasture Road
Danbury, Connecticut 06813

                Re:          Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to FuelCell Energy, Inc. a Delaware corporation (the “Company”), in connection with its Registration Statement on Form S-1 (the “Registration Statement”), initially filed with the Securities and Exchange Commission on January 24, 2005, with respect to the registration under the Securities Act of 1933, as amended, of (i) 60,250 shares of 5% Series B Cumulative Convertible Perpetual Preferred Stock of the Company (“Preferred Shares”) and (ii) 5,127,648 shares of common stock of the Company (the “Underlying Shares”), subject to adjustment, issuable upon conversion of the Preferred Shares, which may be offered and sold by certain selling shareholders of the Company.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

We have examined originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

Based upon our foregoing examination, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that (i) the Preferred Shares issued and outstanding as of the date hereof are duly authorized, legally issued, fully paid and non-assessable and (ii) the Underlying Shares, upon issuance in accordance with the terms of the Preferred Shares, will be duly authorized, legally issued, fully paid and non-assessable.

We are qualified to practice law only in the State of Connecticut. We are not qualified and do not express any opinion herein as to the laws of any other jurisdiction, except the federal laws of the United States and, to the extent required by the foregoing opinion, the Delaware General Corporation Law. Otherwise, to the extent this opinion deals with matters governed by or relating to the laws of any state other than Connecticut, we have assumed that such laws are identical to the internal substantive laws of the State of Connecticut.

We hereby consent to the filing of this opinion as an exhibit to Amendment No.2 to the Registration Statement and to the use our name under the heading “Legal Matters” in Amendment No. 2 to the Registration Statement, including the prospectus or any supplement to the prospectus, constituting a part thereof, as originally filed or subsequently amended.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

Robinson & Cole LLP
By: /s/ Richard Krantz
Richard Krantz